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                                                                   Exhibit 10.14

                    ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
                              600 TELEPHONE AVENUE
                               ANCHORAGE, AK 99503

                                February 18, 2004

Mr. David Wilson
19500 Pruneridge Avenue, No 1308
Cupertino CA 95014-6705

         Re: Employment Agreement

Dear Mr. Wilson:

                  This letter agreement ("Agreement") sets forth the terms and conditions of your employment with Alaska Communications Systems Holdings, Inc. (hereinafter "ACS" or the "Company"), effective as of March 1, 2004 hereinafter, the "Effective Date" or "the commencement of your employment with ACS").

         1. EMPLOYMENT AND SERVICES. ACS hereby employs you as Sr. Vice President, and Chief Financial Officer (hereinafter "Executive" or "you") reporting directly to the Company's President and/or CEO for the period beginning on the Effective Date and ending upon termination pursuant to Section 4 (the "Employment Period"). During the Employment Period, you shall render such services to the Company and its affiliates and subsidiaries as the Boards of Directors of Alaska Communications Systems Group, Inc. and Alaska Communications Systems Holdings, Inc. and its subsidiaries (hereinafter "Boards of Directors") shall reasonably designate from time to time, and you shall devote your best efforts and full time and attention as an Executive Officer to the business of the Company. Notwithstanding the foregoing, Executive may hold Board of Director position(s) with other companies or not-for-profit organizations (whether or not compensated) during his Employment Period, provided that such position(s) does not interfere with his duties to the Company, or compete directly or indirectly with the Company's business and Executive has the approval of ACS' Board or Directors. "Executive Officer" for the purpose of this Agreement is defined as a controlling officer with the authority and responsibility to direct areas of the Company's business under the direction of and as assigned by the CEO, Boards of Directors, or both. Authority extends to operational decision making and goal setting for assigned responsibilities and accountabilities of the business as required by and to support the company strategy and achievement of corporate goals.

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         2.       COMPENSATION.

                  BASE SALARY. The Company shall pay Executive an annual base salary ("Annual Base Salary") of $250,000 (Two Hundred fifty Thousand and 00/100 U.S. Dollars) during the first year of the Employment Period, subject to annual review in each year of the Employment Period thereafter (for any partial year during the Employment Period, the Annual Base Salary shall be prorated based on the number of days during such year on which you are employed by the Company). Your Annual Base Salary may be increased in years following the first year of employment but may not be decreased. As used herein, the term "Annual Base Salary" refers to the Annual Base Salary as so increased. Such Annual Base Salary shall be payable in installments in accordance with the Company's regular payroll practices.

                  ANNUAL BONUS. In addition, you will be eligible to receive an annual bonus, which, for your first year of employment, will be prorated for the time the Effective Date and the end of the 2004 fiscal year ("Annual Bonus"). The Annual Bonus will be paid as soon as practicable ninety (90) days after the end of each fiscal year, but in no event later than one hundred twenty (120) days after the end of the fiscal year.

                  You and the Company, acting in good faith, shall mutually determine appropriate individual and Company business targets, with approval of the Board of Directors or the Personnel and Compensation Committee of the Board, for each fiscal year and your Annual Bonus shall be based upon 100% attainment of such targets. If you and/or the Company attain the mutually determined business targets, you shall receive a bonus equal to one hundred percent (100%) of your Annual Base Salary as in effect with respect to any such fiscal year, and in the event that the Company exceeds or does not exceed the business targets, there shall be appropriate adjustments in the amount of your Annual Bonus. The determination of appropriate business targets shall take place not later than sixty (60) days subsequent to the commencement of the Company's fiscal year, and all Business targets shall be provided in writing to you within thirty (30) days of the Company's determination of said business targets.

                  SIGNING BONUS. In addition, the Company will pay Executive a signing bonus in the amount of $75,000 (seventy-five thousand dollars) on June 30, 2004, provided Executive is employed by ACS in good standing on that date.

                  EQUITY PACKAGE. The Company will grant Executive an option to purchase 250,000 shares of Alaska Communications Systems Group, Inc. (ALSK) common stock ("Option") under the Company's Stock Option Plan. The per share exercise price of the Option will be equal to the fair market value of ALSK common stock on the commencement date of your employment and having a term of 10 years. The Option shall vest at 20% (50,000 shares) per twelve-month period for the five-year period, starting with the commencement of your employment with ACS, or on a Change in Control, whichever is earlier. Vesting ceases and the term of unvested options lapse upon termination of employment for any reason. Upon termination of employment, vested options may be exercised for the maximum applicable period provided for in the applicable plan.

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         3.       BENEFITS. During the Employment Period, you shall be entitled to participate in the Company's fringe benefit plans, subject to and in accordance with applicable eligibility requirements, including life and disability insurance plans, vehicle allowance, relocation of personal residence benefits, and all other benefit plans (other than severance plans or arrangements) generally available to the Company's Executive Officers. With respect to relocation of personal residence benefits upon termination of Executive's employment, Section 4 herein will govern and such benefits will be provided in the event that your work location is moved more than forty (40) miles from the ACS Headquarters, as in place on the Effective Date of this Agreement, and you elect to move within three (3) months of assignment of a new work location.

         ACS will reimburse Executive for his reasonable legal and other professional fees incurred in connection with the negotiation and documentation of this Agreement, up to a maximum of $5,000.

         4. TERMINATION AND SEVERANCE. The Employment Period shall terminate on the first to occur of:

         a. ninety (90) days following written notice by you to the Company of your resignation without Good Reason, (it being understood that you will continue to perform your services hereunder during such ninety (90) day period),

         b. thirty (30) days following written notice by you to the Company of your resignation with Good Reason during the Employment Period, or in the event of Good Reason because of a Change of Control, ninety (90) days following such Change in Control (it being understood that you will continue to perform your services hereunder during such ninety (90) day period),

         c.       your death or Disability,

         d. a vote of the Boards of Directors of Alaska Communications Systems Group, Inc., or Alaska Communications Systems Holdings, Inc. or in the event the Agreement is assigned to a subsidiary, the applicable Board of Directors, directing such termination for Cause,

         e. a vote of the Boards of Directors of Alaska Communications Systems Group, Inc., or Alaska Communications Systems Holdings, Inc. or in the event the Agreement is assigned to a subsidiary, the applicable Board of Directors, directing such termination without Cause,

         f. the fifth anniversary of the Effective Date (the "Scheduled Expiration Date"); provided, however, that the Scheduled Expiration Date shall be automatically extended for successive one-year periods unless, at least ninety (90) days prior to the then-current Scheduled Expiration Date, either the Company or you shall give written notice to the other of an intention not to extend the Employment Period, or

         g. the termination of Alaska Communications Systems Group, Inc., Alaska Communications Systems Holdings, Inc. or in the event the Agreement is assigned to a subsidiary, the applicable company's business operations.

         In the event of termination of the Employment Period pursuant to the above defined clause (b.), (e.), (g.), or pursuant to clause (f.) as a result of the Company's notice to you of an intention not to extend the Employment Period, you shall be entitled, on such date, to all of the

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following: (a) all accrued wages (including earned but unused vacation or PTO)
earned by you through the date of termination; (b) a lump-sum payment equal to 100% of your Annual Base Salary then in effect; (c) a lump-sum payment equal to 100% of your target Annual Bonus payment then in effect; (d) reimbursement for the cost of continuing health insurance coverage for yourself and your family under COBRA for the twelve (12) month period following such a termination. Stock Options shall vest in accordance with ACS' Stock Option Plan and would be then deemed immediately exercisable and remain exercisable for the duration of the exercise period originally granted under ACS' Stock Option Plan.

         In the event of termination of employment pursuant to the above defined clause (b.), (c.), (e), (g.), or pursuant to clause (f.) as a result of either the Company's or the Executive's notice of intention not to extend the employment agreement, the Company shall provide personal travel for you, your spouse and dependent family members and transport of household belongings to a maximum of lump sum relocation allowance of $50,000, if you or, in the event of your death, your spouse or dependent family members, elect to relocate to the lower 48 states within six (6) months of such termination. In the event of Executive's death, the lump-sum relocation benefit allowance contained in this paragraph will be provided to Executive's spouse and dependent family members.

         Except as otherwise set forth in this paragraph 4 or pursuant to the terms of employee benefit plans in which you participate pursuant to paragraph 3, you shall not be entitled to any compensation or other payment from the Company in connection with termination of your employment hereunder.

         ACS may repurchase any ACS stock acquired through the exercise of stock options or otherwise received by Executive at the lower of the price paid by Executive, the price on the date of grant (in the case of any stock grant) or the then fair market value of the stock, only if Executive is in material breach of duties and responsibilities or Executive has been terminated for Cause. Material breach is defined as a substantial failure on the part of the Executive to perform, consistent with the definition of Executive Officer as provided in
Section 1 of this Agreement, or the duties and responsibilities as assigned by the CEO, Boards of Directors, or both consistent with this Agreement. Executive shall not be obligated for the value of shares sold prior to receiving notice of ACS' demand to repurchase stock under the provisions of this Agreement.

For purpose of this agreement, the following definitions will apply:

         (a) "Good Reason" shall be defined as, and shall be deemed to exist, if any of the following conditions occur, provided that such conditions persist for fifteen (15) business days after written notice to the Board from the Employee and the Company has failed to cure: (i) the Company, its successors or assigns decreases the Employee's Base Salary; (ii) the Company, its successors or assigns makes a material, adverse change in the Employee's title, authority, responsibilities or duties, as measured against the Employee's title, authority, responsibilities or duties immediately prior to such change (provided that the Company or its successor may provide a position of equivalent duties, responsibilities, and compensation); (iii) the Company, it's successors or assigns requires

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         the relocation of the Employee's work place to a location outside the
         Anchorage, Alaska area (i.e., more than forty (40) miles away from headquarters location at the execution of this document); (iv) the CFO position no longer reports to the President and/or CEO of the Company;
         (v) a Change in Control of the Company occurs, as defined below; (vi) the Company, its successors or assigns materially breaches any provision of this Employment Agreement; or (vii) the Company fails to obtain the assumption of this Employment Agreement by any successor or assign of the Company.

         (b) "Cause" shall mean: (i) your knowing and willful refusal to follow the lawful directives of the Board, CEO or President, (ii) a knowing and willful material misrepresentation to the Board of the Company, which is materially injurious to the Company; (iii) a conviction or guilty plea to a felony or a misdemeanor involving fraud, dishonesty, or moral turpitude; or (iv) knowing and willful disclosure of the Company's confidential or proprietary information that causes material harm to the Company. Provided, however, that in the event of a potential "Cause" breach under prong (i) of this Section, the Board shall be required to give Executive thirty (30) days' written notice of Executive's specific failure to perform lawful directions, and Executive shall have thirty (30) days to cure his performance.

         (c) "Change in Control" shall mean: (i) the acquisition by any person or group (as that term is used in Regulation 13D under the Securities Exchange Act of 1934, as amended), other than Fox Paine & Company, LLC or any of its affiliates, of beneficial ownership of a majority or more of the Company's outstanding voting securities; (ii) any sale, lease, exchange or other transfer in one transaction or a series of selected transactions, other than a transfer to an entity which is majority controlled by Fox Paine & Company, LLC or any affiliate thereof or an entity with substantially the same equity holders as immediately prior to such transfer, of all or substantially all of the assets of the Company or its operating subsidiaries (taken together), or (iii) any plan for the liquidation or dissolution of the Company.

         (d) "Disability" shall mean that, for a period of six (6) consecutive months in any twelve (12) month period, you are incapable of substantially fulfilling the duties of your positions as set forth in Section 1 because of physical, mental or emotional incapacity resulting from injury, sickness or disease. Any question as to the existence or extent of the Disability upon which you and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company. The determination of any such physician shall be final and conclusive for all purposes; provided, however, that you or your legal representatives shall have the right to present to such physician such information as to such Disability as you or they may deem appropriate, including the opinion of your personal physician.

         (e) "Potential Transaction" shall mean any, merger, acquisition, disposition, joint venture, partnership, strategic alliance, ownership, partial ownership, lender or borrower relationship or relationship of significant control or influence with any party.

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         5.       CONFIDENTIAL INFORMATION. You acknowledge that information obtained by you while employed by the Company concerning the business or affairs of (i) the Company, its affiliates and subsidiaries or (ii) any enterprise which is the subject of an actual or Potential Transaction, considered, evaluated, reviewed or otherwise made known to you by the Company, its affiliates or subsidiaries ("Confidential Information") is the property of the Company. You shall not, without the prior written consent of the Company, disclose to any person or use for your own account any Confidential Information except (i) in the normal course of performance of your duties hereunder, (ii) to the extent necessary to comply with applicable laws, or (iii) to the extent that such information becomes generally known to and available for use by the public other than as a result of your acts or omissions to act. Upon termination of your employment or at the request of the Company at any time, you shall deliver to the Company all documents containing Confidential Information as relating to the business or affairs of the Company that you may then possess or have under your control.

         6.       NON-COMPETITION; NON-SOLICITATION.

                  a. NON-COMPETITION. You acknowledge that you are and will be in possession of Confidential Information and that your services are of unique and great value to the Company. Accordingly, from the Effective Date until the expiration of the period ending twelve (12) months from the date of the termination of your employment with the Company or its affiliated companies (the "Non-Compete Period"), you shall not directly or indirectly own, invest (equity or debt) in, manage, control, participate in, consult with, advise, render services to, or in any manner engage in, or be connected as an employee, officer, partner, director, consultant or otherwise with, (i) any enterprise engaged in the provision of telecommunications services in the state of Alaska, or (ii) any enterprise which is the subject of a Potential Transaction in which you are directly involved or have knowledge of during or at any time prior to the termination of this Agreement, and that is engaged in the provision of telecommunications services, (a "Competitive Business"). Nothing herein shall prohibit you from being a passive owner of not more than one percent (1 %) of any publicly traded class of capital stock of any entity engaged in a Competitive Business.

                  b. NON-SOLICITATION. During the Non-Compete Period, you shall not directly or indirectly induce or attempt to induce any employee of the Company or its affiliates or subsidiaries to terminate, or in any way interfere with, the relationship between the Company or its affiliates or subsidiaries and any employee thereof, nor shall you directly or indirectly solicit or attempt to solicit business from any customer or supplier of the Company or its affiliates or subsidiaries.

                  c. SCOPE OF RESTRICTION. If, at the time of enforcement of this Section 6, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area.

         7. SURVIVAL. Any termination of your employment or of this Agreement shall have no effect on the continuing operation of Section 5 or 6 for the periods specified therein.

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         8.       INDEMNIFICATION. The Company agrees to make Executive a
beneficial party to any indemnification agreement as may be applicable to the Company's other officers and directors from time to time. The Employee will be covered under the Company-provided Directors' and Officers' Liability Insurance Policies, which protections shall be commensurate with the duties, responsibilities and risks of the Vice President and Chief Financial Officer position. The Company agrees to indemnify you and hold you harmless from any and all claims arising from or relating to your status as an employee, officer, Executive Officer, director or agent of the Company, its affiliates, or subsidiaries, to the fullest extent permitted by Delaware law other than claims arising from your gross negligence.

         9. WAIVER OF CLAIMS. You agree as a condition to your full receipt of termination or severance benefits pursuant to Section 4 hereof, you will agree to waive, discharge and release any and all claims, demands and causes of action, whether known or unknown, against the Company, its affiliates and subsidiaries, and their respective current and former directors, officers, employees, attorneys and agents arising out of, connected with or incidental to your employment or other dealings with the Company, its affiliates or subsidiaries, which you or anyone acting on your behalf might otherwise have had or asserted and any claim to any compensation or benefits from your employment with the Company or its affiliates (other than pursuant to the terms of this Agreement or of any employee benefit plans set forth in Section 3 hereof) provided, however, that in no event will you have to waive any claims you may have under Section 8 above.

         10. GOVERNING LAW. This Agreement and all questions concerning the construction, validity and interpretation of this Agreement shall be governed by and determined in accordance with the internal law, and not the law of conflicts, of the State of Delaware. All disputes between ACS and Executive (whether contractual or otherwise, including, without limitation, disputes relating to or arising under or by reason of this Agreement or the other agreements referred to herein) must be resolved by binding confidential arbitration held within thirty (30) miles of Executive's place of residence in Alaska, the specific location to be mutually agreed-upon. Such arbitration shall be conducted in accordance with the JAMS Employment Arbitration Rules and Procedures of and judgment on the award rendered in such arbitration may be entered in any court having jurisdiction. Nothing in this Agreement shall restrict the right of ACS or its affiliates to seek injunctive relief arising out of any violation by the Executive of this Agreement. This Agreement is intended by ACS and Executive to be a binding and completely integrated agreement superseding all prior and contemporaneous promises, representations, offers, contracts and agreements between ACS and Executive. This Agreement may not be amended except in writing executed by Executive and the Chairman of the Boards of ACS (or other Boards' authorized designee). This Agreement shall only be binding on ACS and Executive if and when both parties have executed the Agreement in counterparts.

         11. NOTICES. All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given, if mailed, by registered or certified mail, return receipt requested, or, if by other means, when received by the other party at the address set forth herein, or such other address as may hereafter be furnished to the other party by like notice.

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Notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee if delivered other than by mail, and in the case of mail, upon the depositing of the same in the United States mail as above stated (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt.) Notices shall be addressed as follows:

                  If to the Executive: Mr. David Wilson
                                       19500 Pruneridge Avenue, No 1308
                                       Cupertino CA  95014-6705
                                       (or such home address as Executive later provides)

                  If to the Company:   Alaska Communications Systems Group, Inc.
                                       600 Telephone Avenue
                                       Anchorage, Alaska 99503
                                       Attention: President & CEO

                  with a copy to:      Fox Paine & Company, LLC
                                       950 Tower Lane
                                       Suite 1950
                                       Foster City, CA 94404
                                       Attention: W. Dexter Paine

         12. SEPARABILITY CLAUSE. Any part, provision, representation or warranty of this Agreement, which is prohibited, or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

         13. SUCCESSORS AND ASSIGNS; ASSIGNMENT OF AGREEMENT. This Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and the respective successors and assigns of the parties hereto. As used in this Agreement, "Company," and "ACS" shall mean the Company, and ACS as hereinbefore defined and any subsidiaries and successors to their businesses and/or assets which assume this Agreement by operation of law, or otherwise. This Agreement is personal to you and without the prior written consent of the Company shall not be assignable by you otherwise than by will or the laws of descent and distribution.

         14. WAIVER. The failure of any party to insist upon strict performance of a covenant hereunder or of any obligation hereunder, irrespective of the length of time for which such failure continues, shall not be a waiver of such party's right to demand strict compliance in the future. No consent or waiver, express or implied, to or of any breach or default in the performance of any obligation hereunder, shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation hereunder. No term or provision of the Agreement may be waived unless such waiver is in writing and signed by the party against whom such waiver is sought to be enforced.

         15. ENTIRE AGREEMENT. This Agreement constitutes the entire Agreement between the parties hereto with respect to the subject matter contemplated herein and supersedes all prior

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agreements, whether written or oral, between the parties, relating to the subject matter hereof. This Agreement shall not be modified except in writing executed by all parties hereto.

         16. CAPTIONS. Titles or captions of paragraphs contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

         17. COUNTERPARTS. For the purpose of facilitating the execution of this Agreement, and for other purposes, this Agreement may be executed in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

                  IN WITNESS WHEREOF, the undersigned have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

                  Please execute the extra copy of this letter Agreement in the space below and return it to the undersigned at the address set forth above to confirm your understanding and acceptance of the agreements contained herein.

                                       Very truly yours,
                                       ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.

                                       BY:    /s/ Liane Pelletier
                                              -------------------
                                       Name:  Liane Pelletier
                                       Title: President & CEO

Accepted and agreed to:

/s/ David Wilson
----------------
David Wilson

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